TVI Corporation Announces Fourth-Quarter

and Year-End 2004 Financial Results

First Responder Equipment Supplier Achieves 29% Increase

in Fourth-Quarter Revenue As Product Portfolio Continues to Expand

GLENN DALE, MD. -- March 2, 2005 -- TVI Corporation (NASDAQ: TVIN), a global supplier of rapidly deployable first responder systems for homeland security, hospitals, police and fire departments, the military and public health agencies, today announced its financial results for the fourth quarter and full year ended December 31, 2004.

Fourth-quarter 2004 Results

- Revenue increased 29 percent to $9.8 million from $7.6 million for the fourth quarter of 2003.

- Net income was $1.6 million, or $0.05 per diluted share, compared with the $1.6 million, or $0.05 per diluted share, reported for the fourth quarter of 2003.

- Operating income was $2.7 million, a 40 percent increase from $1.9 million for the fourth quarter of 2003.

- Backlog at December 31, 2004 was $4.5 million.

Full-year Results

- Revenue increased 39 percent to $37.9 million, from $27.2 million in 2003.

- Net income rose to $6.4 million, or $0.21 per diluted share, compared with $5.4 million, or $0.18 per diluted share, in 2003.

- Operating income increased 28 percent to $10.2 million, from $8.0 million in 2003.

- At December 31, 2004, TVI had cash and equivalents totaling $13.0 million, compared with $7.6 million at December 31, 2003.

- TVI generated $7.2 million in cash flow from operations during 2004.

- Capital expenditures in 2004 were $2.0 million vs. $0.6 million in 2003.

Comments on the Fourth Quarter

"In the fourth quarter, we executed our strategy to expand our product lines and further diversify our customer base," said Rick Priddy, President and CEO of TVI Corporation. "During the quarter, our broad spectrum of products continued to draw interest across key first responder markets, including hospitals, fire departments and the military. For example, we sold more isolation and infection control systems than in any previous quarter. This included our new room-sized inflatable isolation shelters and ISO-POD individual isolation systems, which have been well received by the hospital community."

"Our fourth-quarter growth also was driven by continued robust sales of our decontamination and other first responder systems to public health and state agencies as they move toward standardizing disaster preparedness equipment," Priddy said. "Our brand recognition is increasing rapidly in this key market, where TVI is now the recognized leader, as evidenced by our recently announced order from the State of Maryland and follow-on order from the State of Wisconsin."

"As revenue continued to grow in the fourth quarter, we invested significant resources and capital in our product diversification efforts, including planning and installing the world's most technologically advanced filter canister manufacturing facility, which we announced this week," Priddy said.

Comments on the Year

"2004 was a year of substantial achievement for TVI as we made progress across several important fronts," Priddy said. "From a sales perspective, we achieved record revenues and a 39 percent growth rate. During the year, we acquired and successfully integrated Capa Manufacturing into our organization. Within R&D, we extended our track record of innovation by aggressively investing in product development. As a result, more than 20 percent of our revenues were derived from products introduced during the past year. We currently have 13 patents issued or pending for new products ranging from infection control equipment to advanced HVAC systems to chemical-biological filtration devices to thermal products and devices. We plan to file other patent applications in order to protect our innovative technologies that provide a competitive advantage."

Business Outlook and Financial Guidance

"We recently completed construction of the only U.S. based high-capacity filter canister operation targeting the first responder, military, medical and industrial markets. Our entrance into this new market is consistent with our product diversification strategy and provides an enormous opportunity for TVI to create a recurring revenue stream. We currently expect to commence volume production of filter canisters in the second half of 2005," said Priddy.

"We are optimistic that homeland security and healthcare spending trends will continue to drive demand for our specialized suite of products," Priddy said. "Our target markets are well-funded and in need of disaster preparedness and first responder equipment. Based on our leadership position and our success in 2004, we believe that TVI is in a favorable position for profitable growth. Our strategy is to further penetrate our existing markets, target niche markets with high growth potential and invest in expanding our product lines."

TVI Corporation's financial guidance for the full year 2005 assumes continued sales growth of its decontamination products, acceptance by first responders of the Company's new surge capacity systems, moderate growth in its respirator products business, and a modest contribution from the recently announced filter canister product line. The Company's guidance is current as of today only. TVI undertakes no obligation to update the following estimate:

Year-over-year revenue growth in the range of 25 to 35 percent.

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable first responder systems for homeland security, hospitals, police and fire departments, the military and public health agencies. The Company designs, fabricates and markets products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems and powered air respirator systems for individuals. The Company's core systems are fabric shelter structures, which employ the Company's proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF (Identification Friend or Foe) devices, beacons and markers, and decoys.

During the past two years, TVI has experienced rapid growth attributable to international, federal, state and municipal government spending on homeland security. TVI's products have expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI's products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

Information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as "should", "anticipates", "believes", "expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; expected costs or charges, certain of which may be outside our control; the time and costs involved in the research, development, marketing and promotion for our products; the possible cancellation of existing orders for our products; our ability to respond to product and other changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; our ability to maintain and manage our growth; difficulties in integrating the operations, technologies and products of any businesses we may acquire; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

TVI Corporation

Richard Priddy, President & CEO (301) 352-8800 x210

Sharon Merrill Associates

Ehren Lister, Senior Associate (617) 542-5300

TVI CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	(unaudited)		(unaudited)
	2004	2003	2004	2003

NET SALES	$ 9,771	$ 7,543	$ 37,862	$ 27,218

COST OF SALES	4,659	3,907	18,671	12,930

GROSS PROFIT	5,112	3,666	19,191	14,288

OPERATING EXPENSES
Selling, general and administrative expenses	2,139	1,611	7,931	6,087
Research and development expenses	284	132	1,009	161
Total operating expenses	2,423	1,743	8,940	6,248

OPERATING INCOME	2,689	1,923	10,251	8,040

OTHER INCOME	13	2	58	18

INCOME BEFORE INCOME TAXES	2,702	1,925	10,309	8,058

PROVISION FOR INCOME TAXES	1,064	327	3,867	2,691

NET INCOME	$ 1,638	$ 1,598	$ 6,442	$ 5,367

EARNINGS PER COMMON SHARE - BASIC	$ 0.055	$ 0.058	$ 0.222	$ 0.197

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	29,737	27,656	29,082	27,249

EARNINGS PER COMMON SHARE - DILUTED	$ 0.053	$ 0.053	$ 0.211	$ 0.182

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	30,728	29,968	30,520	29,470

TVI CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 and 2003

(in thousands)
	2004	2003
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 13,054	$ 7,592
Accounts receivable - trade	4,418	4,214
Inventories	1,829	2,028
Deferred income taxes	227	386
Other current assets	506	352
Total current assets	20,034	14,572

PROPERTY, PLANT AND EQUIPMENT - NET	2,506	638

OTHER ASSETS
Goodwill	554	0
Intangible assets	148	109
Other assets	48	24
Total other assets	750	133

TOTAL ASSETS	$ 23,290	$ 15,343

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable - trade	$ 1,073	$ 1,145
Accrued expenses	1,857	2,058
Total Current Liabilities	2,930	3,203

TOTAL LIABILITIES	2,930	3,203

STOCKHOLDERS' EQUITY
Preferred stock	0	53
Common stock	298	279
$0.01 par value; 98,800,000 and 98,800,000 shares authorized,
29,725,205 and 27,368,169 issued and outstanding in 2004 and 2003 respectively.
Additional paid in capital	14,633	12,821
Retained earnings (deficit)	5,429	(1,013)
TOTAL STOCKHOLDERS' EQUITY	20,360	12,140

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$ 23,290	$ 15,343